Exhibit 99.1

Anavex Life Sciences Strengthens Management Team and Board of Directors

Company Appoints Stephan Toutain as Senior Vice President of Operations and Claus van der Velden to Board of Directors

New York — March 5, 2018 — Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company developing differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental diseases including Alzheimer’s disease, Rett syndrome and other central nervous system (CNS) diseases, announced today the addition of Stephan Toutain, MS, MBA as Senior Vice President Operations to its management team and the appointment of Claus van der Velden, PhD to the Board of Directors.

“We are delighted to welcome Stephan and Claus to Anavex. These appointments are a commitment to building our team in order to advance the development of ANAVEX2-73 in devastating neurological diseases like Rett syndrome, Alzheimer’s disease and Parkinson’s disease. Stephan is a seasoned business leader and an experienced operations and marketing executive who will lead the acceleration of our product development strategy, while Claus’ expertise will provide strategic guidance, compliance and accounting oversight on the Board of Directors,” said Christopher U. Missling, PhD, President and Chief Executive Officer of Anavex.

Stephan Toutain, MS, MBA, SVP Operations

Stephan Toutain brings more than 25 years of drug development, general management, operations, commercial development, market access, and sales and marketing leadership with particular expertise in neurology and orphan drug markets globally. Before joining Anavex, he held the role of CCO at Interleukin Genetics. He also worked with Alnylam Pharmaceuticals to build its early access program. Previously, he led Global Commercial Development for Sarepta Therapeutics and served as General Manager for Alexion Pharmaceuticals in Europe. Mr. Toutain has also held various U.S. commercial, marketing and product management positions with Alexion Pharmaceuticals, Celgene Corporation, and Johnson & Johnson. He received a Master of Business Administration from the University of North Carolina, and a Master of Engineering in Biotechnology from the University of Nancy II in France.

Claus van der Velden, PhD, Board of Directors

Claus van der Velden, PhD, brings significant expertise in accounting and is currently corporate head of Management Accounting, Internal Audit and Risk Management at Stroeer SE & Co KGaA, a publicly listed $3bn media company. Previously, Dr. van der Velden served as Director, Corporate Business Controlling for the Nutrition & Health business unit at Cognis, a worldwide supplier of global nutritional ingredients and specialty chemicals with about $3bn sales. In this position, he was also a compliance representative and a member of the global leadership team. After the acquisition of Cognis by BASF, he was responsible for the management accounting processes of the $2bn BASF Nutrition & Health division, developing and producing mostly natural-source ingredients for the food and healthcare industries. Dr. van der Velden started his career as a strategy consultant at an international marketing and strategy consultancy firm. He studied in Kiel and Stockholm and received a degree in economics from the University of Kiel and later obtained his doctorate from the WHU-Otto Beisheim School of Management.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental diseases including Alzheimer’s disease, other central nervous system (CNS) diseases, pain and various types of cancer. Anavex’ lead drug candidate, ANAVEX®2-73, recently completed a successful a Phase 2a clinical trial for Alzheimer’s disease. ANAVEX®2-73 is an orally available drug candidate that restores cellular homeostasis by targeting sigma-1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. ANAVEX®2-73 also exhibited anticonvulsant, anti-amnesic, neuroprotective and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research has awarded Anavex a research grant to develop ANAVEX®2-73 for the treatment of Parkinson’s disease. The grant fully funds a preclinical study, which could justify moving ANAVEX®2-73 into a Parkinson’s disease clinical trial. ANAVEX®3-71, targeting sigma-1 and M1 muscarinic receptors, is a promising preclinical drug candidate demonstrating disease modifications against the major Alzheimer’s hallmarks in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies, and also with beneficial effects on neuroinflammation and mitochondrial dysfunctions. Further information is available at www.anavex.com. You can also connect with the company on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors & Media:

Clayton Robertson

The Trout Group

(646) 378-2900

Email: crobertson@troutgroup.com

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